Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SeaCube Container Leasing Ltd. for the registration of common shares, preference shares, debt securities, warrants, depositary shares, subscription rights, purchase contracts and purchase units and to the incorporation by reference therein of our report dated March 10, 2011, with respect to the consolidated financial statements and schedule of SeaCube Container Leasing Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey

December 20, 2011